Exhibits 5.1 and 23.2

OPINION OF DAVIS POLK & WARDWELL

June 8, 2009

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

Ladies and Gentlemen:

We have acted as counsel for Equinix, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of an indeterminate amount of the Company’s Convertible Subordinated Notes due 2016 (the “Notes”) and an indeterminate amount of shares of common stock of the Company, par value $0.001 per share, issuable upon conversion of the Notes (the “Underlying Securities”), which may be issued pursuant to an indenture between the Company and U.S. Bank National Association, as trustee (the “Trustee”) (the “Indenture”), substantially in the form filed as Exhibit 4.4 to the Registration Statement.

Certain terms of the Notes will be approved by the Board of Directors of the Company or a committee thereof or certain authorized officers of the Company as part of the corporate action taken and to be taken in connection with the issuance of the Notes. The Notes are to be issued in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by the Company and certain underwriters (the “Underwriters”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

1. When the Indenture to be entered into in connection with the issuance of the Notes has been duly authorized, executed and delivered by the Trustee and the Company; the specific terms of the Notes have been duly authorized and established; and such Notes have been duly authorized, executed, authenticated, issued and delivered to and paid for by the Underwriters in accordance with the Indenture and the Underwriting

Agreement, such Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2. When the necessary corporate action on the part of the Company has been taken to authorize the issuance of the Underlying Securities and when such Underlying Securities are issued and delivered upon conversion of the Notes, in accordance with the terms of the Notes and the Indenture as approved by the Board of Directors, such shares of Underlying Securities will be validly issued, fully-paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of the Notes or the Underlying Securities, (i) the Board of Directors shall have duly established the terms of such Notes and duly authorized the issuance and sale of the Notes and the Underlying Securities and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Notes. We have also assumed that none of the terms of the Notes to be established subsequent to the date hereof, nor the issuance and delivery of the Notes, nor the compliance by the Company with the terms of the Notes will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

In providing the opinions set forth in paragraph (1) above, we express no opinion as to (a) the validity, binding nature or enforceability of any provision of the Notes or the Indenture that requires or relates to payment of any make-whole premium in an amount that a court determines under the circumstances under applicable law to be commercially unreasonable, a penalty or a forfeiture or (b) the validity, binding nature or enforceability of any provision of the Notes or the Indenture that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

We are members of the Bar of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/    Davis Polk & Wardwell

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